UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2025

VisionWave Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-72741	99-5002777
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Delaware Ave., Suite 210 # 301 Wilmington, DE.	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 305-4790

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VWAV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	VWAVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On November 5, 2025, VisionWave Holdings Inc. (Nasdaq: VWAV)(the “Company”) announced that it has filed formal complaints with Nasdaq MarketWatch and FINRA Market Regulation concerning apparent irregular and potentially manipulative trading activity in the Company’s common stock observed during November 3–4, 2025.

The Company provided both regulators with detailed supporting evidence, including timestamped Level II order book data reflecting abnormal quoting patterns and rapidly changing order sizes across multiple market venues. The Company has requested that Nasdaq and FINRA conduct an expedited investigation to determine whether certain market participants engaged in spoofing, layering, or other prohibited practices intended to distort trading in the Company’s shares.

In addition, the Company identified three market makers that appeared to participate in the abnormal quoting activity and has formally placed each of them on notice. One of the identified market makers has already responded to the Company, confirming that it has commenced an internal review, to which the Company has provided the documented evidence collected.

Separately, the Company has interviewed three national law firms specializing in securities litigation and expects to select counsel imminently to initiate a civil complaint seeking to recover damages caused by the market activity.

The Company will continue to cooperate fully with regulators and intends to pursue all available remedies to protect its shareholders and ensure the integrity of trading in its securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VisionWave Holdings Inc.

By: /s/ Douglas Davis

Name: Douglas Davis

Title: Executive Chairman

Date: November 5, 2025